UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 15, 2011

Transcat, Inc.

(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York		14624

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Effective January 15, 2011, Transcat, Inc. (“Transcat”) entered into Amendment Number Three (the “Amendment”) to its credit agreement dated as of November 21, 2006 (as previously amended on August 14, 2008 and February 26, 2010, the “Credit Agreement”) with JPMorgan Chase Bank, N.A. The Credit Agreement provides Transcat with a revolving credit facility in the amount of $15.0 million and is secured by a blanket security interest in all of the assets of Transcat and its subsidiaries.
     Among other things, the Amendment extends the maturity date of the Credit Agreement from August 14, 2011 to January 15, 2014, amends the definition of Permitted Acquisition to provide that the purchase price (including assumed liabilities) for all Acquisitions (as defined in the Credit Agreement) in any twelve month period does not exceed $10,000,000 (formerly, the cash consideration paid for all Acquisitions made after February 26, 2010 could not exceed $6,000,000), and increases the amount Transcat may use to purchase its stock and pay Permitted Dividends (as defined by the Amendment) in any fiscal year from $1,000,000 to $2,000,000.
     All other material terms and conditions of the Credit Agreement remain unchanged.
     This summary of the Amendment is qualified in its entirety to the full text of the Amendment which will be filed as an exhibit to Transcat’s Annual Report on Form 10-K for the fiscal year ending March 26, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above in Item 1.01 is incorporated herein by reference.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.
Dated: January 20, 2011	By:	/s/ John J. Zimmer
John J. Zimmer
Vice President of Finance and Chief Financial Officer